Exhibit 99.1

University of California Irvine Completes Pterostilbene Study For
Prevention of Skin Damage from UV Exposure

–ChromaDex Licensed Exclusive Rights to Several Patent Applications for Use of Pterostilbene in Topical Skin Care Applications –

IRVINE, Calif. – September 22, 2014 – ChromaDex Corp. (OTCQB: CDXC), an innovative natural products company that provides proprietary ingredients and science-based solutions to the dietary supplement, food and beverage, animal health, cosmetic and pharmaceutical industries, announced today the completion of an animal skincare study of pterostilbene by researchers at The University of California Irvine (UCI).

The study demonstrating that topical application of pterostilbene onto mouse skin, prior to UV exposure, prevented several types of UV-mediated damage.  Specifically, pterostilbene prevented UV-mediated DNA damage, reddening of the skin, hyperplasia and loss of barrier function. Also of note, a comparative study demonstrated pterostilbene was superior to resveratrol for all endpoints of the study.  It is planned that detailed results of the study will be forthcoming in an appropriate scientific venue or publication.

ChromaDex licensed from UCI exclusive rights to several patent applications for the use of pterostilbene in topical skin care applications, including the use of pterostilbene in the prevention of UV skin damage.

ChromaDex's branded nature identical pterostilbene, pTeroPure®, is an anti-oxidant found in berries and nuts.  It was named the 2010 North American Most Promising Ingredient of the Year by the independent research company Frost & Sullivan.  Pterostilbene belongs to a group of compounds called stilbenoids which are produced by plants as part of their natural defense systems.

The study’s lead researcher, Dr. Frank Meyskens, Professor of Medicine, Biological Chemistry, Public Health and Epidemiology at UCI, stated, "Skin cancer has the highest incidence rate in humans of any cancer and remains a huge public health issue. The robust prevention of UV-mediated damage by pterostilbene observed in our study was remarkable. We are pleased to be working with ChromaDex on continuing this area of research and translating our findings into practical uses with potentially extraordinary benefits to human health.”

A short video of Dr. Meyskens speaking about pterostilbene research at UCI can be viewed at: http://investors.chromadex.com/phoenix.zhtml?c=212121&p=irol-investorKit

Frank Jaksch, CEO and Founder of ChromaDex, stated, "The use of pterostilbene to protect the skin from UV damage is an exciting area of research and has significant potential in commercial applications in both skin care and UV protection.  We are pleased to continue expanding the intellectual property rights regarding pterostilbene as well as support the research efforts of our partners at UCI.”

About the University of California, Irvine:
Located in coastal Orange County, near a thriving high-tech hub in one of the nation’s safest cities, UC Irvine was founded in 1965. One of only 62 members of the Association of American Universities, it’s ranked first among U.S. universities under 50 years old by the London-based Times Higher Education. The campus has produced three Nobel laureates and is known for its academic achievement, premier research, innovation and anteater mascot. UC Irvine has more than 28,000 students and offers 192 degree programs. It’s Orange County’s second-largest employer, contributing $4.3 billion annually to the local economy. The Office of Technology Alliances (OTA) at UCI manages over 900 active university inventions and has licensed founding technologies to more than 50 startup companies.  OTA exists to foster faculty/industry alliances and commercialization of UC Irvine technology for the broad public benefit. To learn more about OTA at UCI, visit www.ota.uci.edu.

About ChromaDex:
ChromaDex is an innovative natural products company that discovers, acquires, develops and commercializes proprietary-based ingredient technologies through its unique business model that utilizes its wholly owned synergistic business units, including ingredient technologies, natural product fine chemicals (known as "phytochemicals"), chemistry and analytical testing services, and product regulatory and safety consulting (as Spherix Consulting). The company provides seamless science-based solutions to the nutritional supplement, food and beverage, animal health, cosmetic and pharmaceutical industries. The ChromaDex ingredient technologies unit includes products backed with extensive scientific research and intellectual property. Its ingredient portfolio includes pTeroPure® pterostilbene; ProC3G®, a natural black rice containing cyanidin-3-glucoside; PURENERGY®, a caffeine-pTeroPure® cocrystal; and NIAGEN™, its recently launched branded nicotinamide riboside, a potent NAD+ booster and novel next-generation B vitamin. To learn more about ChromaDex, visit www.chromadex.com.

Forward-Looking Statements:
This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended. Statements that are not a description of historical facts constitute forward-looking statements and may often, but not always, be identified by the use of such words as “expects”, “anticipates”, “intends”, “estimates”, “plans”, “potential”, “possible”, “probable”, “believes”, “seeks”, “may”, “will”, “should”, “could” or the negative of such terms or other similar expressions. Actual results may differ materially from those set forth in this release due to the risks and uncertainties inherent in ChromaDex’s business. More detailed information about ChromaDex and the risk factors that may affect the realization of forward-looking statements is set forth in ChromaDex’s Annual Report on Form 10-K for the fiscal year ended December 28, 2013, ChromaDex’s Quarter Reports on Form 10-Q and other filings submitted by ChromaDex to the SEC, copies of which may be obtained from the SEC’s website at www.sec.gov. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement and ChromaDex undertakes no obligation to revise or update this release to reflect events or circumstances after the date hereof.

ChromaDex Media Inquiries:
Beckerman PR
Jerry Schranz
201-465-8020
jschranz@beckermanpr.com
ChromaDex Company Contact:
Laura Kelly, Executive Assistant
949-419-0288
laurak@chromadex.com

Statements in this press release have not been evaluated by the Food and Drug Administration. Products or ingredients are not intended to diagnose, treat, cure or prevent any disease.

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